                                 United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                         WORLD HEALTH ALTERNATIVES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                    Florida                          04-3613924
          (State or other jurisdiction of         (IRS Employer
           incorporation or organization)     Identification Number)

                  300 Penn Center Boulevard
                  Pittsburgh, Pennsylvania         15235
        (Address of principal executive offices) (Zip code)

                                 (412) 829-7800
              (Registrant's telephone number, including area code)

                          Brenda Lee Hamilton, Esquire
                          2 East Camino Real, Suite 202
                            Boca Raton, Florida 33432
                                 (561) 416-8956
            (Name, address and telephone number of Agent for service)

                             All Correspondence to:
                          Brenda Lee Hamilton, Esquire
                        Hamilton, Lehrer and Dargan, P.A.
                          2 East Camino Real, Suite 202
                            Boca Raton, Florida 33432
                                 (561) 416-8956

                              2003 Stock Grant Plan
                            (Full Title of the Plan)

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
Title of                              Proposed           Proposed    Amount
Securities            Amount           Maximum            Maximum      of
to be                  to be       Offering Price        Aggregate    Fee
Registered         Registered(1)     per Share (2)    Offering Price
----------------------------------------------------------------------------
Common Stock,
$0.0001 par value: 2,750,000           $.05            $137,500     $12.65

TOTAL              2,750,000           $.05            $137,500     $12.65
-----------------------------------------------------------------------------

1. Represents shares to be issued for services to be rendered to us for consulting and employment services.
2. The prices hereof may change prior to the effective date of the Registration
Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457.
3. Computed pursuant to Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price.
4. This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

Unless otherwise stated in this Registration Statement, references to "World
Health Alternatives", "we", "our" and "us" refer to World Health Alternatives,
Inc., a Florida corporation.

                                     PART I

Plan  Information
We are offering up to 2,750,000 shares pursuant to our Plan titled 2003
Stock Grant Plan.

Plan Purpose
We will issue common stock to certain consultants and employees pursuant to written consulting and employment agreements and the 2003 Stock Grant Plan.
The 2003 Stock Grant Plan has been approved by our Board of Directors. The written agreements and the 2003 Stock Grant Plan are intended to compensate consultants and employees for services rendered to us. The consultants and employees who will participate in the 2003 Stock Grant Plan have agreed or will agree in the future to provide their expertise and advice to us for the purposes and consideration set forth in their written agreements and the 2003 Stock Grant Plan. The services to be provided by the consultants and employees under the 2003 Stock Grant Plan (the "Plan") do not relate to the offer or sale of our securities in a capital-raising transaction or the direct or indirect promotion or maintenance of a market for our common stock.

Employee Retirement Income Security Act of 1975 ("ERISA")
The 2003 Stock Grant Plan is not qualified under ERISA.

Additional Information
Participants may obtain additional information about the 2003 Stock Grant
Plan, without charge, upon written or oral request directed to World Health
Alternatives, Inc., Attention: Richard McDonald, President, at 300 Penn
Center Boulevard, Pittsburgh, Pennsylvania 15235, telephone number (412)
829-7800. All other documents required to be delivered to participants are also available without charge, upon written or oral request, at the same address and telephone number.

Securities to be Offered
Our Board of Directors has authorized the issuance of up to 2,750,000 shares of our common stock to consultants and employees upon effectiveness of this Registration Statement.

Purchase of Securities Pursuant to the Plan and Payment for Shares Offered
Consultants and employees shall have shares issued to them as full consideration for their services. Consultants and employees shall be deemed to have paid in full for the shares which they will receive as compensation for their services under our 2003 Stock Grant Plan. Consultants and employees are permitted to receive a total of 2,750,000 shares. The shares issued pursuant to our 2003 Stock Grant Plan will be issued directly from our treasury and no fees, commissions or other charges will be paid by us to any party.

Tax Effects of Consultants and Employees Who Participate in the Plan
Consultants and employees will realize income when they receive the shares, based on their agreement with us, and may realize a gain when they sell the shares, based on the sale price they receive versus the purchase price.
We do not foresee a tax consequence for ourself. The Plan does not, to the best of our knowledge, qualify under Section 401(a) of the Internal Revenue
Code.

Tax Treatment to Us
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by us for federal income tax purposes in the taxable year during which we recognize income.

Investment of Funds
We will not receive funds in consideration of the shares. The shares are being issued in consideration for services rendered to us. We will not receive proceeds from the sale of the shares by the recipients of the shares.

Withdrawal From the Plan; Assignment of Interest
No withdrawal or termination terms are currently contemplated. No assignment or hypothecation terms are currently contemplated, but we may permit at our sole discretion an assignment of the interests if consultants and employees request to assign their interest to a third party; however, no assignment will be permitted to any person or entity performing services to us which relate to the offer or sale of our securities in a capital-raising transaction or the direct or indirect promotion or maintenance of a market for our common stock.

Forfeitures and Penalties
There is currently no contemplated forfeiture or penalty event.

Charges, Deductions and Liens
There are no charges or deductions currently contemplated. There are no creations of lien terms currently contemplated.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Available Information
We are subject to the informational requirements of the Securities Exchange
Act of 1934, as amended, and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street,
N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The
Commission also maintains a website on the internet that contains reports, information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

Incorporation of Documents by Reference
The Securities and Exchange Commission allows us to "incorporate by reference"
the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the Securities and
Exchange Commission. The information incorporated by reference is considered to be part of this Registration Statement. Information that we file later with the
Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under
Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934
until all of the shares covered by this Registration Statement have been sold or deregistered: (a) Our Form SB-2 Registration Statement originally filed on March
26, 2002 and all amendments thereto; (b) Our Quarterly Report on Form 10-QSB filed on May 16, 2003 for the quarter ending March 31, 2003; (c) Our Form 8-K and amendment thereto filed on April 2, 2003 and April 17, 2003, respectively;
(d) Our two Form 8-Ks filed on February 26, 2003; (e) Our Quarterly Report on
Form 10-QSB filed on January 21, 2003 for the quarter ending November 30, 2002;
(f) Our Form 8-K filed on January 6, 2003; (g) Our Quarterly Report on Form
10-QSB filed on October 23, 2002, and subsequent amendment filed on January 21,
2003, for the quarter ending August 31, 2002; (h) Our Form 8-K filed on
September 30, 2002; (i) Our Form 8-K filed on September 3, 2003; (j) Our
Quarterly Report on Form 10-QSB filed on September 3, 2002, and subsequent amendments filed on September 30, 2002 and January 21, 2003, for the quarter ending May 31, 2002; (k) Our Articles of Incorporation and Amendments thereto, and our Bylaws; (l) All other documents filed by us after the date of this
Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the
Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

DESCRIPTION OF SECURITIES

COMMON STOCK
GENERAL:
We are authorized to issue 200,000,000 shares of common stock with a par value of $.0001 per share. As of June 11, 2003, there were 40,575,400 shares of our common stock issued and outstanding held by 67 shareholders of record. All shares of common stock outstanding are validly issued, fully paid and non-assessable. We are authorized to issue 100,000,000 shares of preferred stock with a par value of $.0001 per share. As of June 11, 2003 there were no preferred shares issued and/or outstanding.

VOTING RIGHTS:
Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

DIVIDEND POLICY:
Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our
Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

MISCELLANEOUS RIGHTS AND PROVISIONS:
Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be fully paid and non-assessable. There are not any provisions in our Articles of Incorporation or
Bylaws that would prevent or delay change in our control.

Interests of Named Experts and Counsel
Certain legal matters in connection with this Registration Statement will be passed upon for review by Hamilton, Lehrer and Dargan, P.A., which holds 700,000 shares of our common stock.

Our financial statements have been audited by Daszkal Bolton, LLP, Certified
Public Accountants, as set forth in their report dated February 12, 2003 and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

Our financial statements have been audited by Stark Winter Schenkein and Co.,
LLP, Certified Public Accountants, as set forth in their report dated March 22,
2002 and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

Indemnification of Directors and Officers
Our Bylaws, subject to the provisions of Florida Corporation Law, contain provisions which allow us to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Exemption from Registration Claimed
Not Applicable.

Exhibits
The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.     Exhibit
 5.0            Opinion of Hamilton, Lehrer and Dargan, P.A.
23.0            Consent of Stark Winter Schenkein and Co., LLP
23.1            Consent of Daszkal Bolton, LLP
23.2            Consent of Hamilton, Lehrer and Dargan, P.A. (contained in
                Exhibit 5.0 hereto)
99.0            2003 Stock Grant Plan

Undertakings
(a) We hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration  Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities
     Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of
1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of
1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Pennsylvania, on this 18th day of June, 2003.

DATED: June 18, 2003

WORLD HEALTH ALTERNATIVES, INC.
(Registrant)

By: /s/ Marc Roup
        Marc Roup, Chief Executive Officer/ Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this
Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.

Signature                       Title                     Date

                                Chief Executive Officer,  June 18, 2003
/s/ Marc Roup                   Director
    Marc Roup

                                President, Principal      June 18, 2003
/s/ Richard McDonald            Financial Officer,
    Richard McDonald            Principal Accounting
                                Officer, Chairman of
                                the Board of Directors

Exhibit No.      Exhibit
 5.0             Opinion of Hamilton, Lehrer and Dargan, P.A.
23.0             Consent of Stark Winter Schenkein and Co., LLP
23.1             Consent of Daszkal Bolton, LLP
23.2             Consent of Hamilton, Lehrer and Dargan, P.A. (contained in
                 Exhibit 5.0 hereto)
99.0             2003 Stock Grant Plan